Exhibit 10.2

SECOND AMENDMENT
TO THE
JAMES RIVER GROUP HOLDINGS, LTD.
2014 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
WHEREAS, James River Group Holdings, Ltd. (“Company”) previously adopted the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan, as previously amended by an amendment thereto dated April 30, 2019 (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan; and
WHEREAS, subject to the approval of shareholders, the Company authorized an amendment to the Plan to increase the number of the Company’s common shares available for issuance thereunder and to extend the term of the Plan;
NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date this Second Amendment was approved by the shareholders of the Company, as follows:
1.    By deleting Section 4(a) in its entirety and substituting therefor the following:
“(a)    Shares Available. Subject to adjustment in accordance with Section 13(f), a total of two hundred fifty thousand (250,000) Shares shall be available for the grant of Awards under the Plan. Shares issued under this Plan may be authorized and unissued Shares or issued Shares held as treasury Shares. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Share Appreciation Right or Share Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Share Option or Share Appreciation Right, or (iii) Shares repurchased on the open market with the proceeds of a Share Option exercise price.”
2.    By deleting Section 13(b) in its entirety and substituting therefor the following:
“(b)    Duration of this Plan; Date of Grant. This Plan shall remain in effect for a term of ten (10) years following October 24, 2024, or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 13(e) hereof. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Award; provided, however, that the Committee may grant Awards to persons who are about to become Non-Employee Directors, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that such specified contingencies shall include, without limitation, that such person becomes a Non-Employee Director.”
IN WITNESS WHEREOF, this Second Amendment is hereby executed by a duly authorized officer of the Company this 24th day of October, 2024.

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Frank N. D'Orazio
Name: Frank N. D'Orazio
Title: Chief Executive Officer